Exhibit 99.B(d)(45)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Jupiter Asset Management Limited

As of September 8, 2022, as amended July 19, 2023

SEI INSTITUTIONAL INVESTMENTS TRUST

World Equity Ex-US Fund
World Select Equity Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Jupiter Asset Management Limited
As of September 8, 2022, as amended July 19, 2023

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

World Equity Ex-US Fund and World Select Equity Fund.

[REDACTED]

SEI Investments Management Corporation		Jupiter Asset Management Ltd.

By:	/s/ James Smigiel	By:	/s/ Alison Hollingshead

Name:	James Smigiel	Name:	Alison Hollingshead

Title:	Chief Investment Officer	Title:	Investment Management COO

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